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                                                                    EXHIBIT 99.1

                    [EOTT ENERGY PARTNERS, L.P. LETTERHEAD]

                        EOTT INITIATES RESTRUCTURING PLAN
                    THROUGH PRE-NEGOTIATED CHAPTER 11 FILING

   Company anticipates business as usual and rapid emergence from Chapter 11;
      Plan will provide additional liquidity immediately, restructure debt, and formalize separation from Enron

HOUSTON, OCT. 9, 2002- EOTT Energy Partners, L.P. (NYSE: EOT) today announced that it has commenced a restructuring plan through a voluntary, pre-negotiated Chapter 11 filing. The voluntary petition has the full support of EOTT's lenders, a majority of its bondholders and Enron. The petition was filed in the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division. Under the plan, EOTT will significantly reduce its debt, restructure its finances, and formalize a complete legal separation from Enron. EOTT anticipates the restructuring will be completed in early 2003.

As part of the plan, EOTT has received a commitment from its lenders to provide debtor-in-possession financing totaling $575 million. This financing represents an increase of approximately $100 million over the company's current working capital facility. The $400 million working capital facilities (including $325 million for letters of credit) have a six-month term with commitments for an additional 18 months post bankruptcy, subject to final covenant negotiations. The $175 million repurchase/accounts receivable financing has a six-month term with commitments for an additional six months post bankruptcy. Company officials said they believe this financing should be sufficient for EOTT to work toward achieving the level of business activities that existed before the Enron bankruptcy.

The company emphasized that the pre-negotiated Chapter 11 filing is anticipated not to significantly impact day-to-day operations or affect its customers or employees. First-day motions have been filed with the Bankruptcy Court requesting that EOTT's crude oil and feedstock suppliers, critical vendors, and employee regular pay and benefits be protected, and paid in the ordinary course of business for both pre-petition and post-petition claims.

The Enron settlement agreement that is part of the plan provides for a complete legal separation of EOTT from Enron upon confirmation of the plan of



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reorganization and a $1.25 million payment to Enron. All of Enron's claims against EOTT, which exceed $50.0 million, will be eliminated in exchange for a $6.2 million note to Enron. Additionally, EOTT has agreed it will no longer pursue claims against Enron Corp. or attempt to recover any amounts payable to EOTT.

Enron's two members on the board of EOTT's general partner, EOTT Energy Corp., recently resigned. The company also disclosed that, as part of continuing restructuring efforts, Lawrence Clayton Jr., EOTT's Senior Vice President and Chief Financial Officer, resigned.

The plan submitted by EOTT and subject to Bankruptcy Court approval also includes the cancellation of EOTT's outstanding $235 million of 11% senior unsecured notes in exchange for $100 million of 9% senior unsecured notes, plus the issuance of new equity units to holders of the unsecured notes. Upon confirmation of the plan, EOTT's current publicly traded units would be cancelled and current holders of these units would receive up to 10% of the new equity units, consisting of 3% of the newly issued units and warrants to purchase an additional 7% of the company's new equity units. The plan contemplates conversion of EOTT from a Master Limited Partnership to a Limited Liability Company structure.

"Today's filing was made after a comprehensive and thorough review of our options," Dana R. Gibbs, EOTT President, said. "All of the parties involved agree that EOTT is a valuable business which clearly should be preserved and permitted to establish itself as an ongoing operation independent of its past ties to Enron. Our plan accomplishes all of these objectives."

ABOUT EOTT

For current information on the plan of reorganization, please see updates at www.eott.com.

EOTT Energy Partners, L.P. is a major independent marketer and transporter of crude oil in North America. EOTT also processes, stores, and transports MTBE, natural gas and other natural gas liquids products. EOTT transports most of the lease crude oil it purchases via pipeline that includes 8,000 miles of intrastate and interstate pipeline and gathering systems and a fleet of more than 230 owned or leased trucks. The partnership's common units are traded on the New York Stock Exchange under the ticker symbol "EOT".

SAFE HARBOR STATEMENT

This press release includes "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although EOTT Energy Partners, L.P. believes that its expectations are based on reasonable assumptions, it can give no assurance that such expectations will be achieved. Important factors that could cause actual results to differ materially from those in



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the forward-looking statements herein include, but are not limited to, approval by the Bankruptcy Court of the pre-negotiated restructuring plan, EOTT's ability to successfully operate under the plan once approved and implemented, EOTT's ability to maintain its critical commercial relationships, demand for various grades of crude oil and the resulting changes in pricing conditions, the success of the partnership's risk management activities, the partnership's success in its continuing efforts to reduce costs, and general conditions in the oil and gas and financial markets during the periods covered by the forward-looking statements.


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